Exhibit 23.1

Consent of Independent Certified Public Accountants

We hereby consent to the use in this Registration Statement on Form S-8 of our report dated March 27, 2008, relating to the consolidated balance sheets of the Company and its subsidiaries at December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, which was included in the Company's Annual Report on Form 10-KSB filed on March 31, 2008 with the Securities and Exchange Commission.

/s/ Hacker, Johnson & Smith PA
HACKER, JOHNSON & SMITH PA
Tampa, Florida
April 1, 2008